Exhibit 99.1

INTERNATIONAL PLACE
6400 POPLAR AVENUE
MEMPHIS TN 38197

News Release

International Paper Agrees to Sell Brazilian Coated Papers Business

to Stora Enso for Approximately $415 Million

MEMPHIS, Tenn.—Aug. 22, 2006—International Paper (NYSE:IP) has signed a definitive agreement to sell its Brazilian coated papers business to Stora Enso Oyj for approximately $415 million, subject to certain post-closing adjustments. The business includes a coated paper mill and lumber mill in Arapoti, Paraná State, Brazil, as well as 50,000 hectares (approximately 124,000 acres) of forestland in Paraná. (These assets were formerly owned by Inpacel - Indústria de Papel Arapoti Ltda. and Inpacel Agroflorestal Ltda., subsidiaries of International Paper.) The transaction is expected to close in the third quarter of 2006 subject to customary closing conditions.

The transaction is part of International Paper’s previously announced transformation plan to focus on uncoated papers and industrial and consumer packaging globally. Including this transaction, expected proceeds from transformation-related divestitures announced to date are approximately $9.7 billion.

“The business and, more importantly, its employees have been an important part of International Paper in Brazil, and I am confident they will be an excellent addition to Stora Enso,” said John Faraci, IP chairman and chief executive. “International Paper’s ongoing operations in Brazil remain an important base for the company, and the region remains an area of growth for us as we explore opportunities to strengthen our uncoated papers and packaging businesses there.”

The Brazilian coated papers business had sales of approximately $230 million in 2005. It produces approximately 200,000 metric tonnes of coated paper for catalog, magazine and retail insert markets, and approximately 83 million board feet of lumber each year. Included among the 50,000 hectares of forestlands are 25,000 hectares of pine plantation and 5,000 hectares of eucalyptus plantation. The business employs more than 700 people.

About International Paper

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

This release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (ii) market and economic factors, including changes in international conditions, specifically in Brazil, Russia, Poland, China and South Korea, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes; (iii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, the ability to realize anticipated profit improvement from the plan and the ability to successfully negotiate satisfactory sale terms for assets that are contemplated for sale but are not currently under contract; (iv) the execution of sale transactions currently under contract and the realization of anticipated sales proceeds there under, including, the ability to successfully consummate the transactions without a purchase price adjustment, the successful fulfillment (or waiver) of all conditions set forth in the sale agreements, the successful closing of the transactions within the estimated timeframes and the ability to monetize the non-cash portion of the sale proceeds; and (v) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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International Paper Contacts:

Media:	Kathleen Bark, 901-419-4333, or IP Media Relations, 901-419-NEWS

Investors:	Brian McDonald, 901-419-4957 Brian Turcotte, 203-541-8632